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MIXED-SIGNAL SEMICONDUCTORS

Investor Relations

Debbie Laudermilk

Investor Relations Specialist

SigmaTel, Inc.

(512)381-3931

Investor.relations@sigmatel.com

Press Contact

Rebecca Gonzales

Director Marketing Communications

SigmaTel, Inc.

(512)381-3922

press@sigmatel.com

SigmaTel Updates Guidance for Second Quarter 2005

Expects Revenue to be up 86% to 97% year over year

AUSTIN, Texas -- June 28, 2005 -- SigmaTel, Inc. (NASDAQ: SGTL) a leader in analog-intensive mixed signal integrated circuits, today announced that it expects revenue for the quarter ending June 30, 2005 to be in the range of $68 million to $72 million, an 86% to 97% increase from $36.6 million dollars in the second quarter of 2004 and down 28% to 32% sequentially from the first quarter of 2005. SigmaTel expects diluted earnings per share to be between $0.29 and $0.33. Gross margin is expected to be in line with the company's previous guidance of 56%, plus or minus a percent. These revenue and earnings estimates are below the company's previous guidance for revenue of between $86 million and $95 million and diluted earnings per share of $0.48 to $0.57.

The company's revised outlook reflects the impact of robust retail sales related to graduation and Father's Day. However these retail sales were less than our customers' expectations. Additionally, the recent dramatic drop in NAND flash pricing has temporarily frozen the market. Over the last three to four weeks, NAND flash prices have dropped over 30% with expectations of an additional 40% drop over the next several months. This instability in pricing has impacted our customers' order patterns.

"While we anticipated a reduction in revenues from the first quarter, as previously guided, the pricing disruptions in the NAND flash market have had an unexpected impact on our second quarter revenues. However, lower NAND flash pricing bodes well for market growth in the second half of 2005, with the expectation that 1 GB flash players will retail for less than $100," stated Ron Edgerton, CEO. "SigmaTel continues to execute on its long-term business strategy through market leading products that have resulted in strong gross margins of greater than 55%. In an on-going effort to maintain our market-leading position, in the third quarter we expect to sample an FM tuner product which is uniquely designed to offer the most cost-effective solution for the portable digital audio market. We expect to gain design wins in the second half of 2005 that would positively impact our market position and revenues in 2006."

SigmaTel, Inc. has scheduled a conference call for 4:00 pm (CDT) today to provide commentary and answer questions regarding the revised outlook. Investors may listen through the investor relations website at www.sigmatel.com. Replays of the call will be available at this web address and via telephone at 1-800-633-8284 (US) and 1-402-977 9140 (International) with reservation # 21250425. The replay will be available through July 25, 2005.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, DVD players, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company's focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words "expect," "will," "should," "would," "anticipate," "project," "outlook," "believe," "intend," and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. For a discussion of factors that could impact SigmaTel's financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the 424(b)(4) final prospectuses filed September 19, 2003 and February 19, 2004, the Form 10-Qs that were filed on October 29, 2003, April 20, 2004, July 20, 2004, October 19, 2004, and April 19, 2005, and the Form 10-Ks that were filed on February 17, 2004 and February 8, 2005.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.